UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2015

Cardica, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51772 (Commission File Number)	94-3287832 (IRS Employer Identification No.)

900 Saginaw Drive, Redwood City, CA (Address of Principal Executive Offices)	94063 (Zip Code)

Registrant’s telephone number, including area code: (650) 364-9975

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Chief Executive Officer

On October 2, 2015, Cardica, Inc. entered into an employment agreement with Julian Nikolchev pursuant to which Mr. Nikolchev will become Cardica’s President and Chief Executive Officer, and a member of the Cardica Board of Directors, effective October 15, 2015.

Mr. Nikolchev, age 60, brings more than 30 years of medical device experience to Cardica. He previously served as founder, CEO and chief technology officer of Pivot Medical (now part of Stryker Sports Medicine) from 2007 to 2014, where he was responsible for directing the transition from development enterprise to a full commercial organization with the leading brand in the fastest growing orthopedic market segment. He joined Pivot Medical while serving as a venture partner at Frazier Healthcare Ventures, a venture capital firm where he was a venture partner from 2006 to 2008. Before Frazier, he served as founder, president and CEO of CardioMind (sold to Biosensors International) from 2003 to 2006, and previously as president and CEO of AVAcore Technologies from 2000 to 2003 and as founder and president of Pro*Duct Health (sold to Cytyc) from 1997 to 2000. Prior to Pro*Duct Health, he served as manager of the new venture group at Target Therapeutics from 1991 to 1992, where he subsequently founded Conceptus (sold to Bayer AG in 2014) and served as founder and chief technology officer for many years. Prior to his tenure leading medical device companies, Mr. Nikolchev served in a variety of escalating management positions within engineering organizations. He holds a B.S. and M.S. degrees in Mechanical Engineering from Stanford University and a M.S. degree in Management of Technology from the Massachusetts Institute of Technology. He is the author of numerous papers on technology commercialization and new technology development and an inventor and co-inventor on more than 35 issued or pending patents.

Pursuant to the terms of Mr. Nikolchev’s employment agreement with Cardica, Mr. Nikolchev will receive an initial annual base salary of $375,000, will participate in Cardica’s annual performance-based Executive Bonus Plan with a current target bonus of 50% of his annual base salary, and will be granted a stock option to purchase 4,891,169 shares of Cardica common stock with an exercise price per share equal to the fair market value of a share of common stock on the date of grant, vesting over four years subject to partial accelerated vesting in the event of a change in control of Cardica. The employment agreement also provides that Mr. Nikolchev will receive additional stock options in the event of future equity financings to keep his percentage beneficial ownership in Cardica at the same level up through $30 million of future equity financing. In the event that Cardica terminates Mr. Nikolchev’s employment without “cause,” or Mr. Nikolchev resigns for “good reason,” both as defined in the agreement, Mr. Nikolchev will receive, as severance, one year’s base salary, up to 18 months of COBRA premiums paid and, if his employment terminates prior to October 15, 2016, accelerated vesting of his options such that his options will vest as if he had served through October 15, 2016. Mr. Nikolchev will also be a participant in Cardica’s Change in Control Severance Benefit Plan, pursuant to which he will receive, as severance, if his employment is terminated by Cardica without “cause,” or Mr. Nikolchev engages in a “resignation for good reason,” within 18 months following a change of control of Cardica, 1.5 times his annual base salary, 18 months of COBRA premiums paid and full acceleration of vesting of his equity awards.

On the date Mr. Nikolchev becomes Cardica’s President and Chief Executive Officer, Dr. Bernard Hausen will cease to be Cardica’s President and Chief Executive Officer and a member of the Board of Directors. Dr. Hausen tendered his resignation as a member of the Board of Directors on October 3, 2015, to be effective on the date Mr. Nikolchev joins the Company. As previously announced, Cardica and Dr. Hausen had entered into an agreement setting forth the terms of Dr. Hausen’s pending separation from Cardica. Pursuant to the terms of the agreement, Dr. Hausen will remain an employee of Cardica until December 31, 2015, at which time he has agreed to resign all positions he holds with Cardica. Until that time, Dr. Hausen will continue to perform the duties assigned to him by the Board of Directors, and his compensation during this transition period will remain the same. In addition, provided that Dr. Hausen signs a liability release in favor of Cardica, Dr. Hausen will receive, as severance benefits following the termination of his employment with Cardica, twelve months base salary, reimbursement of up to 18 months of COBRA premiums for his health care, and accelerated vesting of all of his equity awards.

Amendment to Inducement Plan

On October 3, 2015, the Board of Directors amended the Cardica, Inc. Inducement Plan to increase the number of shares reserved for issuance pursuant to the Inducement Plan by 4,891,169 shares due to the stock option grant to be granted to Mr. Nikolchev. The only persons eligible to receive grants of Stock Awards under Inducement Plan are individuals who satisfy the standards for inducement grants under Nasdaq Marketplace Rule 5635(c)(4) and the related guidance under Nasdaq IM 5635-1 – that is, generally, a person not previously an employee or director of Cardica, or following a bona fide period of non-employment, as an inducement material to the individual's entering into employment with the Company. A “Stock Award” is any right to receive Cardica common stock granted under the Plan, including a nonstatutory stock option, a restricted stock award, a restricted stock unit award, a stock appreciation right, or any other stock award.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardica, Inc. (Registrant)

Date: October 7, 2015	/s/ Robert Y. Newell
Robert Y. Newell, Chief Financial Officer